Exhibit 99.1

Medolife Rx Schedules Conference Call with Investment Community To Discuss Third Quarter 2021 Financial and Operational Results and New Updates

BURBANK, Calif., November 19, 2021 – Medolife Rx, Inc. (“Medolife”), a global integrated bioceutical company with R&D, manufacturing, and consumer product distribution, which is a majority owned subsidiary of Quanta, Inc. (OTC QB: QNTA), announced today that it has scheduled a conference call with investors for Tuesday, November 23rd.

Conference Call Topics:

●	Bi-annual visit and filing with Ministry of Environment;
●	Tony Hawk ad campaign;
●	257% increase in efficacy of Ibuprofen using proprietary polarization technique from internal study;
●	Update on comparative study on CBD muscle rub, which showed a significant efficacy increase caused by polarization technology;
●	Update on progress with the government of the Dominican Republic;
●	Update on FINRA on the name and symbol change;
●	Update on the AELIA comparative study;
●	Update on Mexico distribution;
●	Update on social media sales programs;
●	Update on big box retailer conversations;
●	New business verticals, such as polarized ribosomes;

“The third quarter was uniquely important for Medolife as we continued to focus both on our relationship with the government of the Dominican Republic and monetizing the Escozine product line, as well as on increasing sales of our consumer Aelia product lines,” said Medolife CEO Dr. Arthur Mikaelian. “As a full-scale life sciences company, navigating the regulatory frameworks of both the pharmaceutical and nutraceutical industries is challenging and time consuming. That said, I could not be prouder of how far we have come in such a short time. We are on the precipice of a deal with the DR that would dramatically expedite the growth of our Escozine product line and open up new channels of distribution, enabling us to bring these medically beneficial products to patients globally. Additionally, our Aelia product line continues to see a great response from consumers, and we remain confident on our position with the FDA in our PIND filing. All in all, we are extremely confident about the future of Medolife.”

“We have always strived for transparency and open communication with our current and potential investors. That is why we will be hosting a conference call next week. We plan to discuss the third quarter, current updates on the various aspects of the company, and address questions as much as possible. We encourage our shareholders to attend, and we look forward to the opportunity,” added Mikaelian.

Dr. Mikaelian and Quanta, Inc. acting-CFO Clemente Pascarella will hold a conference call with the investment community on Tuesday, November 23, at 5 p.m. Eastern Standard Time. They will present on the Company’s milestones achieved in the quarter, as well as the future positioning of the Company. Additionally, the two will take questions from the investment community at the end of the call.

To register for this call, please use the below web link:

https://us06web.zoom.us/webinar/register/WN_FDQO-lDCTQ2TrwtTgdAdTQ

If you have questions, please send an email to medolife@cmwmedia.com with ‘QNTA Question’ in the subject line by NOON Eastern Daylight Time on Monday, November 22. Management will answer as many questions as time will allow. For those unable to participate in the live webcast, an archived version of the webcast will be available in the following days.

About Medolife Rx

Medolife Rx, Inc. is a global biotechnology company with operations in clinical research, manufacturing, and consumer products. Medolife Rx was created through the merger of Medolife, a private company founded by Dr. Arthur Mikaelian who pioneered the unlaying polarization technology that makes the Company’s portfolio of pharmaceutical and nutraceutical products so effective, and Quanta, Inc., a direct-to-consumer wellness product portfolio company. The Company’s lead clinical development programs include Escozine® ®, a proprietary formulation consisting of small molecule peptides derived from Rhopalurus princeps scorpions, which is amplified by the Company’s polarization technology and is being researched as a treatment of various indications, including COVID-19 and cancer. The Company has completed preclinical safety and efficacy research on Escozine® ® and is pursuing product registration and drug approval in various countries, including the United States and throughout Latin America.

Through its subsidiary AELIA, Medolife manufactures and distributes consumer wellness products in high-impact consumer areas such as pain relief, beauty, and general wellness. AELIA products are designed using Dr. Mikaelian’s polarization technology, which applies advances in quantum biology to increase the potency of active ingredients. Ultimately, Quanta’s mission is to deliver better, more effective ingredients to elevate product efficacy, reduce waste, and facilitate healthier, more sustainable consumption.

Beyond its own clinical and consumer applications, the polarization technology used by Medolife and its subsidiaries has many potential applications. From potentiating bio-ingredients, to producing more-effective carbon-trapping plants, to transformative anti-aging solutions, Medolife has the opportunity to upend how commercial and pharmaceutical products are made and increase their benefits, while decreasing their chemical concentration.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts:

Kyle Porter

medolife@cmwmedia.com

858-264-6600